CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                          (As Restated March 15, 1985)
                                       OF
                           NATIONAL FUEL GAS COMPANY

          Pursuant to the provisions of Chapters 7 and 9 of Title 14A of the New Jersey statutes and particularly Sections 14A:7-2(4) and 14A:9-4 thereof, National Fuel Gas Company, a corporation organized under the laws of the State of New Jersey, hereby certifies:
          FIRST: The name of the Corporation is NATIONAL FUEL GAS COMPANY (the "Company").
          SECOND: The Board of Directors of the Company ("the Board"), at a meeting duly called and held on December 11, 1986, adopted, inter alia, the following resolutions:
                  RESOLVED:  That the first sentence of Article
                             FOURTH of the Company's Restated Certificate of Incorporation ("Certificate"), be amended to read as follows:

                             The total authorized capital stock of this Corporation shall consist of Three Million Two Hundred Thousand (3,200,000) shares of Preferred Stock having the par value of Twenty-Five Dollars ($25) per share and One Hundred Million (100,000,000) shares of Common Stock having no par value per share; and it is

           FURTHER RESOLVED: That the  above  proposed
                             amendment to the Company's Restated Certificate of Incorporation, as hereby approved by the Board of Directors, be submitted to a vote of the Company's common stockholders, at

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                             the Annual Meeting of Stockholders to be held on
                             February 19, 1987, or any adjournment thereof, with the recommendation that they approve same; and it is

           FURTHER RESOLVED: That pursuant to Article FOURTH, paragraph 7 of the
                             Certificate and New Jersey Statutes, Annotated, 14A:7-2, effective upon the issuance of the necessary Order in connection with the U-1 described in the resolution below, and such other necessary filing described in said resolution, the number of authorized shares, $25 par value, of the Company's Cumulative Preferred Stock, 9.20% Series, none of which shares are currently outstanding, be, and hereby is, reduced from 1,200,000 to 0; that all of the heretofore authorized shares of such series be, and hereby are, reclassified as, and restored to the status of, shares of Preferred Stock, $25 par value, which are not part of any series; and that Article FOURTH of the Certificate be, and hereby is, amended to delete, in its entirety, the unnumbered paragraph headed "Cumulative Preferred Stock, 9.20% Series"; and it is

           FURTHER RESOLVED: That  all  actions  heretofore  taken,  and  which may hereafter be taken as they deem necessary or appropriate, by the President and officers of the Company in connection with the above proposed amendments to the Certificate, including, but not limited to, the filing of an Application-Declaration on Form U-1 and amendments thereto, with the Securities and Exchange Commission ("Commission"), receipt of an Order in connection therewith, and necessary filings with the Secretary of State of the State of New Jersey be, and they hereby are, in all respects authorized, approved, ratified and confirmed.

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          THIRD: That said Annual Meeting of Common  Stockholders of the Company was held on the 19th day of February, 1987, pursuant to written notice of the time, place and purposes of said meeting, including the taking of action upon the first-mentioned amendment to the Restated Certificate of Incorporation of the Company approved by the Board as aforesaid.
          FOURTH: Said written notice of said Annual Meeting was mailed to each stockholder of record entitled to vote thereon in accordance with the Company's By-Laws and not less than 10 nor more than 60 days before the date of said Annual Meeting.
          FIFTH: The number of shares of Common Stock of the Company entitled to vote as a class at said Annual Meeting was 11,928,496, and each such share entitled the registered holder thereof to abstain from voting or to vote one vote for or against the adoption of the first above-mentioned amendment.
          SIXTH: At said Annual Meeting, the following votes were registered with respect to the first above-mentioned amendment set out in paragraph SECOND above:

          For      - 9,470,278 shares of Common Stock

          Against  - 538,602 shares of Common Stock

          Abstain  - 390,656 shares of Common Stock

          A quorum of the holders of Common Stock was present and voting at said Annual Meeting, and the amendment was duly adopted by the affirmative vote of a majority of the votes cast by holders of outstanding shares of Common Stock entitled to vote thereon.

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          SEVENTH:  Article FOURTH of the Restated  Certificate of Incorporation
of the Company is also amended so that (i) all of the heretofore authorized shares of Cumulative Preferred Stock, 9.20% Series, are reclassified as and restored to the status of shares of Preferred Stock, $25 par value, which are not part of any series and (ii) the unnumbered paragraph of said Article FOURTH headed "Cumulative Preferred Stock, 9.20% Series*, is deleted from that Article, as provided in the second above-mentioned amendment set forth in paragraph SECOND above.
          EIGHTH: The amendments shall become effective on the date of filing.

Dated:  March 9,  1987            NATIONAL FUEL GAS COMPANY

                                  By:   /s/ Bernard J. Kennedy
                                        Bernard J. Kennedy, President